NEWS RELEASE

Intermec Announces New Board Member

EVERETT, Wash., January 19, 2012 – Intermec, Inc. (NYSE: IN) announced today the election of Keith Barnes to its board of directors.

"Keith is a proven technology leader who will bring his unique and valuable insights to our Board," said Allen J. Lauer, chairman of Intermec. "Keith's many years of leading international technology companies will benefit Intermec as we continue to grow the business globally."

Mr. Barnes brings over 35 years of experience as a senior executive leading global technology companies, most recently as Chief Executive Officer of Verigy, Ltd from 2006 through December 2010 and Verigy's Chairman until its acquisition in 2011 by Advantest. Prior to Verigy, he was Chairman and Chief Executive Officer of Electroglas, Inc from 2003 – 2006 and Chief Executive Officer of Integrated Measurement Systems, Inc. from 1995 – 2001, serving as the company's Chairman from 1998 – 2001.

Mr. Barnes also serves on the board of directors of JDS Uniphase and Spansion, Inc., as well as two non-profit boards, San Jose State University Tower Foundation and Classic Wines Auction.

About Intermec

Intermec Inc. (NYSE:IN) develops and integrates products, services and technologies that identify, track and manage supply chain assets and information. Core technologies include rugged mobile computing and data collection systems, voice solutions that increase business performance, bar code printers, label media, and RFID. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.

Contact:
Dan Evans
Intermec Investor Relations
425-267-2975
dan.evans@intermec.com

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